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                                   EXHIBIT 2.4


                                 PROMISSORY NOTE

$900,000                                                        October 10, 1997
                                                               Chicago, Illinois


     FOR VALUE RECEIVED, Transafe Corporation, a corporation duly organized and existing under the laws of the State of Delaware with a principal office located at One East Wacker Drive, Chicago, IL, 60601 ("Maker"), hereby promises to pay to the order of J. C. Walter Company, Inc., a Massachusetts corporation with a principal place of business at 163 East Washington Street, Hanson, Massachusetts 02341 and Jay C. Walter (together, "the Holders"), the principal sum of Nine Hundred Thousand ($900,000) Dollars, payable in twenty (20) consecutive installments of Forty-Five Thousand ($45,000) Dollars, payable without interest on December 31, March 31, June 30 and September 30 each year commencing December 31, 1997 and ending on September 30, 2002. Any amounts remaining outstanding shall be due and payable in full on September 30, 2002.

     This Note represents sums of money due Holders pursuant to an Agreement and a Non-Competition Agreement, both dated October 10, 1997, effective as of October 1, 1997 between the Holders and the Maker (the "Agreements"), and is subject to the provisions of the Agreements.

     All payments shall be payable to Holders, and shall be made at the above-stated address of the Holders, or at such other place as the Holders hereof may from time-to-time designate in writing, in lawful money of the United States of America in funds immediately available to Holders.

     From and after the occurrence of an Event of Default (as hereinafter defined) the entire principal hereof shall bear interest, from the date the same becomes due and payable, at an annual rate equal to twelve (12%) percent per annum, which interest shall continue to accrue until the obligations of Maker have been discharged.

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     At the option of the Holders, the entire amount of this Note shall become immediately due and payable in full upon the occurrence at any time after the following events (herein defined as an "Event of Default"):

     1. Default in any payment due hereunder, continuing for ten (10) days after Holders has given Maker written notice of such default in payment;

     2. If any party liable hereon, whether as Maker, indorser, guarantor, surety or otherwise shall make an assignment for the benefit of creditors, or if a receiver of such party's property shall be appointed, or if a petition in bankruptcy or other similar proceeding under any law for relief of debtors shall be filed by or against any such party and such involuntary receivership or involuntary bankruptcy proceeding remains in effect in excess of sixty (60) days;

     3. If Maker, voluntarily or involuntarily, liquidates as a matter of corporation law without having assigned this Note to a successor entity who agrees to be bound by the terms hereof.

     In the Event of a Default, in addition to the right to declare the entire amount of this Note immediately due made payable, Holders may exercise each and every other right and remedy available hereunder.

     Should the indebtedness evidenced by this Note or any part thereof be collected by action at law, or in bankruptcy, receivership or other event proceedings, or should this Note be placed in the hands of attorneys for collection after default, Maker shall pay on demand all court costs, reasonable attorney's fees and other reasonable collection costs, whether or not suit is commenced.

     Maker hereby:

          (1) waives presentment, demand, protest and notices of every kind and description (except as required by the Agreements), and all suretyship defenses and defenses in the nature thereof; and

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          (2)  waives any defenses based upon, and specifically assents to, any and all extensions and postponements of the time of payment and all other indulgences and forbearances which may be granted by the Holders to any party liable hereon and waives the right to require Holders to proceed against any party.

     No delay or omission on the part of the Holders in exercising any right hereunder shall operate as a waiver of such right or of any other right of such Holders, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or of any other right on any future occasion.

     No single or partial exercise of any power hereunder shall preclude any other or future exercise thereof or the exercise of any other power.

     All times of payment of principal, interest or any other monies due under or in respect to this Note shall be of the strict essence. Maker may prepay this Note in whole or in part, at any time, without premium or penalty.

     If any term or provision of this Note, or any portion of any such term or provision shall be held invalid or against public policy, or if the application of the same to any person or circumstance is held invalid or against public policy, then the remainder of this Note (or the remainder of such term or provision) and the application thereof to other persons or circumstances shall not be affected thereby and shall remain valid and in full force and effect to the fullest extent permitted by law.

     Any notice received hereunder to be sent to Maker shall be sufficient if sent by certified mail, return receipt requested, or delivered in hand to Maker at One East Wacker Drive, Chicago, IL, 60601, with a copy to Anne Hamblin Schiave, McBride, Baker & Coles, 500 West Madison Street, Chicago, IL 60661-2511.

     To the maximum extent permitted by any applicable law, any action to enforce the provisions of this Note may be brought in such court or courts located in the Commonwealth of Massachusetts as may be provided by law and the undersigned consents to the jurisdiction of said

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court or courts located in Massachusetts and to the service of process by registered or certified mail, return receipt requested or by any other manner provided by law.

     All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts and this Note is executed as and shall have the effect of a sealed instrument.

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     Executed under seal as of the date first above written.

Witness:                           Transafe Corporation

                                   By:  /S/ LESLIE J. JEZUIT
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                                                      duly authorized